EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-139645 and 333-122812 on Form S-3, and Registration Statement No. 333-139128 on Form S-8 of Jamba, Inc. of our report dated March 14, 2008 relating to the consolidated financial statements of Jamba, Inc. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of two new accounting standards), and the effectiveness of Jamba, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Jamba, Inc. for the fiscal year ended January 1, 2008.

/s/ Deloitte & Touche LLP

San Francisco, California March 14, 2008